Exhibit I

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

ClearBridge MLP and Midstream Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$324,813,627	0.0001476	$47,942.49

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$324,813,627

Total Fees Due for Filing			$47,942.49

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$47,942.49

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